Exhibit 99.1

NVIDIA ANNOUNCES RETIREMENT OF CHIEF FINANCIAL OFFICER

SANTA CLARA, CA—MARCH 27, 2008—NVIDIA Corporation (Nasdaq: NVDA), the world leader in visual computing technologies, today announced that Marvin D. Burkett, Chief Financial Officer, informed the Company on March 21, 2008 of his intention to retire. Mr. Burkett is expected to remain as Chief Financial Officer while a search is conducted to find his replacement, and he may continue in some capacity with the Company thereafter. NVIDIA has commenced the process to recruit a new Chief Financial Officer.

About NVIDIA

NVIDIA is the world leader in visual computing technologies and the inventor of the GPU, a high-performance processor which generates breathtaking, interactive graphics on workstations, personal computers, game consoles, and mobile devices. NVIDIA serves the entertainment and consumer market with its GeForce® products, the professional design and visualization market with its Quadro® products, and the high-performance computing market with its Tesla™ products. NVIDIA is headquartered in Santa Clara, Calif. and has offices throughout Asia, Europe, and the Americas. For more information, visit www.nvidia.com.

# # #

Copyright © 2008 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, NVISION and GeForce, Quadro, and Tesla are trademarks or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries. All other company and/or product names may be trade names, trademarks, and/or registered trademarks of the respective owners with which they are associated.